Exhibit 99.1

Contact: Roy Israel
         (516) 829-4343

                 clickNsettle.com Reports First Quarter Results

GREAT NECK, N.Y., November 15, 2004/Business Wire/ -- clickNsettle.com, Inc. (OTCBB: CLIK), a provider of dispute resolution solutions, today announced its revenues and results for its first fiscal quarter ended September 30, 2004. Revenues for the first quarter of fiscal 2005 decreased 22.0% to $770,394 from $987,786 for the first quarter of fiscal 2004. Net loss was ($180,477) for the first quarter of fiscal year 2005 or ($0.02) net loss per common share as compared to ($110,768) for the prior year quarterly period or ($0.01) net loss per common share. Loss from operations was ($229,626) for the quarter ended September 30, 2004 as compared to ($180,542) for the prior year quarter ended September 30, 2003. The loss from operations in the current quarter contained $69,657 in reorganization costs relating to professional fees incurred in connection with the sale of the Company's ADR business.

Roy Israel, President & CEO of clickNsettle.com stated, "As anticipated, revenues declined due to a lower number of cases heard as a result of a slowdown in the number of cases submitted to our forum. We believe our revenue continues to be adversely affected by the consolidation and turmoil in the insurance industry, which represents a major portion of our clientele. Additionally, insurance companies in general and some, in particular, have changed their claims-settling philosophies. Currently, we perceive that many of the larger insurance companies are taking a harder line with the plaintiff bar. This results in a slow down in the number of cases being submitted to ADR. In a broader sense, we believe that lawsuits continue to be commenced and that our services should prove vital to insurers in their ability to address a growing caseload with reduced costs, but the timing of such may be delayed."

On October 18, 2004, the Company signed a definitive asset purchase agreement with a company affiliated with its Chief Executive Officer, Roy Israel, pursuant to which the buyer would acquire the assets and assume all the current and future liabilities of the Company's ADR business. Currently, the Company is actively searching for a new operating business to acquire. At this time, the Company has not entered into any agreement for such acquisition and there can be no assurance that it will find a suitable business.

The sale of the ADR business remains subject to stockholder approval. The Company intends to solicit proxies and hold a meeting of its stockholders in January 2005. Assuming the stockholders approve the transaction, the closing is expected to occur soon thereafter.

About clickNsettle.com

Headquartered in Great Neck, New York, clickNsettle.com, Inc. provides innovative and highly effective dispute resolution services and solutions to entities that seek alternatives to the traditional and often time-consuming and expensive legal process. clickNsettle.com, the parent company of National Arbitration and Mediation (NAM), offers a comprehensive selection of some of the finest lawyers globally, with more than 1,800 top-tier former judges and attorneys worldwide. Additionally, the company has a number of inventions designed to enhance transparency and ensure the integrity of ADR (alternative dispute resolution) initiatives. Although the dispute resolution industry is still relatively young, clickNsettle.com has been recognized nationally as a leader in the field and the NAM brand name is well established within the legal and business communities.

The statements contained in the release contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expenditures expressed in the Company's forward-looking statements. These factors include changes in the insurance and legal industries; the Company's inability to retain current or new hearing officers; changes in the public court system; and the degree and timing of the market's acceptance of its arbitration and mediation programs and electronic oversight applications.

                                Table to follow
                     clickNsettle.com, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            Three months ended September 30,
                                                                2004              2003
                                                             -----------       -----------
Net revenues                                                 $   770,394       $   987,786
                                                             -----------       -----------

Operating costs and expenses
  Cost of services                                               166,736           218,407
  Sales and marketing expenses                                   253,597           323,502
  General and administrative expenses                            508,964           626,419
  Loss on impairment of furniture and equipment                    1,066
  Reorganization costs                                            69,657
                                                             -----------       -----------

                                                               1,000,020         1,168,328
                                                             -----------       -----------

           Loss from operations                                 (229,626)         (180,542)

Other income
   Investment income                                              48,636            69,196
   Other income                                                      513               578
                                                             -----------       -----------

                                                                  49,149            69,774
                                                             -----------       -----------

            Loss before income taxes                            (180,477)         (110,768)

Income taxes                                                          --                --
                                                             -----------       -----------

              NET LOSS                                       $  (180,477)      $  (110,768)
                                                             ===========       ===========

Net loss per common share - basic and diluted                $     (0.02)      $     (0.01)
                                                             ===========       ===========

Weighted-average shares outstanding - basic and diluted        8,449,056         8,449,056
                                                             ===========       ===========